                 AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

                                     By and Among

                            ROCKY MOUNTAIN INTERNET, INC.,
                               a Delaware corporation,

                              DATAXCHANGE NETWORK, INC.,
                                a Florida corporation,

                                         and

                           CERTAIN OF THE SHAREHOLDERS OF
                              DATAXCHANGE NETWORK, INC.







                                  December __, 1998

                                  TABLE OF CONTENTS

ARTICLE ITHE EXCHANGE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1    The Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            (a)   Cash and Cash Equivalents. . . . . . . . . . . . . . . . . . 2
            (b)   Receivables. . . . . . . . . . . . . . . . . . . . . . . . . 2
            (c)   Hardware . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            (d)   Software . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            (e)   Tangible Personal Property . . . . . . . . . . . . . . . . . 2
            (f)   Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
            (g)   Customer Contracts . . . . . . . . . . . . . . . . . . . . . 3
            (h)   Contracts and Other Agreements Relating to the Business. . . 3
            (i)   Books, Records, Lists and Other Data . . . . . . . . . . . . 3
            (j)   Licenses and Permits . . . . . . . . . . . . . . . . . . . . 3
            (k)   Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . 3
            (l)   Proprietary Rights . . . . . . . . . . . . . . . . . . . . . 3
            (m)   General Intangibles. . . . . . . . . . . . . . . . . . . . . 3
     1.2    Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.3    Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . 4
     1.4    Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . 4
     1.5    Title to Purchased Assets; Documents of Conveyance . . . . . . . . 4

ARTICLE IICONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.1    Reorganization Consideration . . . . . . . . . . . . . . . . . . . 4
     2.2    Adjustments to Reorganization Consideration; Additional
                  Warrant Terms. . . . . . . . . . . . . . . . . . . . . . . . 6
     2.3    RMI Share Value. . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4    Registration of RMI Common Stock and Warrants. . . . . . . . . . . 6
     2.5    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE IIIREPRESENTATIONS AND WARRANTIES REGARDING THE PRINCIPAL SHAREHOLDERS 7
     3.1    Authorization of Transaction . . . . . . . . . . . . . . . . . . . 7
     3.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.3    Receipt of Disclosure Documents. . . . . . . . . . . . . . . . . . 7
     3.4    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.5    Ability to Evaluate Risks and Merits . . . . . . . . . . . . . . . 8
     3.6    Suitability of Investment. . . . . . . . . . . . . . . . . . . . . 8
     3.7    Access to Information. . . . . . . . . . . . . . . . . . . . . . . 8
     3.8    Potential Lack of Liquidity. . . . . . . . . . . . . . . . . . . . 8
     3.9    Legal Accounting, Brokers' and Other Fees and Expenses . . . . . . 9

                                      i

     3.10   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE IVREPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY . . . . . . . . 9
     4.1    Organization, Qualification, and Corporate Power . . . . . . . . . 9
     4.2    Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . 9
     4.3    Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . .10
     4.4    Authorization of Transaction . . . . . . . . . . . . . . . . . . .10
     4.5    Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . .10
     4.6    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     4.7    Financial Statements . . . . . . . . . . . . . . . . . . . . . . .10
     4.8    Events Subsequent to July 31, 1998.. . . . . . . . . . . . . . . .11
     4.9    Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . .13
     4.10   Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . .13
     4.11   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     4.12   Proprietary Rights; Customers. . . . . . . . . . . . . . . . . . .14
     4.13   Real Property and Personal Property. . . . . . . . . . . . . . . .14
     4.14   Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     4.15   Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . .16
     4.16   Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     4.17   Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . .16
     4.18   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     4.19   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     4.20   Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     4.21   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .17
     4.22   Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     4.23   Environmental, Health, and Safety Matters. . . . . . . . . . . . .17
     4.24   Certain Business Relationships with the Company. . . . . . . . . .17
     4.25   Legal, Accounting, Brokers' and Other Fees and Expenses. . . . . .18
     4.26   Compliance with State Securities Laws. . . . . . . . . . . . . . .18
     4.27   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

ARTICLE VREPRESENTATIONS AND WARRANTIES OF RMI . . . . . . . . . . . . . . . .18
     5.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     5.2    Authorization of Transaction . . . . . . . . . . . . . . . . . . .18
     5.3    Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . .19
     5.4    Legal, Accounting, Brokers' and Other Fees and Expenses. . . . . .19
     5.5    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .19
     5.6    Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . .19
     5.7    Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .19

ARTICLE VICOVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

                                      ii

     6.1    Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . .20
            (a)   General. . . . . . . . . . . . . . . . . . . . . . . . . . .20
            (b)   Notices and Consents . . . . . . . . . . . . . . . . . . . .20
            (c)   Financial Statements . . . . . . . . . . . . . . . . . . . .20
            (d)   Operation of Business. . . . . . . . . . . . . . . . . . . .20
            (e)   Preservation of Business . . . . . . . . . . . . . . . . . .21
            (f)   Full Access. . . . . . . . . . . . . . . . . . . . . . . . .21
            (g)   Notice of Developments . . . . . . . . . . . . . . . . . . .21
            (h)   Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . .21
            (i)   No Transfer. . . . . . . . . . . . . . . . . . . . . . . . .22
            (j)   Repayment. . . . . . . . . . . . . . . . . . . . . . . . . .22
     6.2    Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . .22
            (a)   General. . . . . . . . . . . . . . . . . . . . . . . . . . .22
            (b)   Litigation Support . . . . . . . . . . . . . . . . . . . . .22
            (c)   Transition . . . . . . . . . . . . . . . . . . . . . . . . .22
            (d)   Confidentiality. . . . . . . . . . . . . . . . . . . . . . .23
            (e)   Non-Solicitation . . . . . . . . . . . . . . . . . . . . . .24
            (f)   Covenant Not to Compete. . . . . . . . . . . . . . . . . . .24
            (g)   Tax-Free Reorganization; Plan of Liquidation . . . . . . . .25
            (h)   Nasdaq Listing of Underlying Warrant Shares. . . . . . . . .25

ARTICLE VII CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING. . . . .26
     7.1    Conditions to Obligation of RMI. . . . . . . . . . . . . . . . . .26
     7.2    Conditions to Obligation of Principal Shareholders and the
                  Company. . . . . . . . . . . . . . . . . . . . . . . . . . .27

ARTICLE VIIIREMEDIES FOR BREACH. . . . . . . . . . . . . . . . . . . . . . . .28
     8.1    Survival of Representations and Warranties . . . . . . . . . . . .28
     8.2    Indemnification Provisions for Benefit of RMI. . . . . . . . . . .28
     8.3    Indemnification Provisions for Benefit of Principal
                  Shareholders . . . . . . . . . . . . . . . . . . . . . . . .28
     8.4    Matters Involving Third Parties. . . . . . . . . . . . . . . . . .29
     8.5    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     8.6    Limitations on Indemnification; Payment in Shares of RMI
                  Common Stock . . . . . . . . . . . . . . . . . . . . . . . .30
     8.7 Other Indemnification Provisions. . . . . . . . . . . . . . . . . . .30

ARTICLE IXTERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     9.1    Termination of Agreement.  . . . . . . . . . . . . . . . . . . . .31
     9.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE XMISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.1   Press Releases and Public Announcements. . . . . . . . . . . . . .32
     10.2   No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . .32

                                      iii

     10.3   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.4   Succession and Assignment. . . . . . . . . . . . . . . . . . . . .32
     10.5   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.6   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.7   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     10.8   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .33
     10.9   Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . .34
     10.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     10.11  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     10.12  Incorporation of Exhibits, Appendices and Schedules. . . . . . . .34
     10.13  Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . .34

                                       EXHIBITS

Exhibit A -    Form of  Passive Shareholder Agreement
Exhibit B -    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C -    Form of Closing Date Warrant Certificate
Exhibit D -    Form of Determination Date Warrant Certificate
Exhibit E -    Form of Principal Shareholder Lock-Up Agreement
Exhibit F -    Form of Warrant Lock-Up Agreement
Exhibit G -    The Company and Principal Shareholders Closing Certificate
Exhibit H -    Employment Agreement for Robert Laughlin
Exhibit I  -   Employment Agreement for Sylvan Corazzi
Exhibit J  -   Employment Agreement for Howard Sherman
Exhibit K -    Non-Compete Agreement for David S. Goldman
Exhibit L -    Non-Compete Agreement for Digital Systems Corporation
Exhibit M -    Form of Opinion of Company and Principal Shareholders Counsel

                                      APPENDICES

Appendix I -   Shareholders; Capitalization; Reorganization Consideration and
               Warrant Allocation

                                      SCHEDULES

Schedule 1.1(c) -   Hardware
Schedule 1.1(d) -   Software
Schedule 1.1(e) -   Personal Property
Schedule 1.1(f) -   Leases
Schedule 1.1(g) -   Customer Contracts
Schedule 1.1(h) -   Other Contracts
Schedule 1.1(l) -   Proprietary Rights
Schedule 1.5 -           Permitted Encumbrances
Schedule 2.1 -           School Contracts
Schedule 4.3 -           Required Notices and Consents
Schedule 4.7 -           Financial Statements
Schedule 4.8 -           Events Subsequent to July 31, 1998
Schedule 4.11 -     Tax Matters
Schedule 4.13 -     Real Property and Personal Property
Schedule 4.14 -     Contracts
  Attachment A -         Form of Customer Contract
  Attachment B -         Form of Customer Contract
  Attachment C -         Form of Customer Contract
  Attachment D -         Form of Customer Contract

Schedule 4.15 -     Licenses and Permits
Schedule 4.16 -     Receivables
Schedule 4.19 -     Litigation
Schedule 4.21 -     Employee Benefits
Schedule 4.24 -     Certain Business Relationships

          AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

     This AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION (the "Agreement") is entered into as of December __, 1998, by and among ROCKY MOUNTAIN INTERNET, INC., a Delaware corporation ("RMI"), DATAXCHANGE NETWORK, INC., a Florida corporation (the "Company"), and DAVID S. GOLDMAN AND LENOR D. GOLDMAN, DIGITAL SYSTEMS CORPORATION, SYLVAN CORAZZI AND ROBERT LAUGHLIN (each a "Principal Shareholder"; collectively, the "Principal Shareholders"). RMI, Company and the Principal Shareholders are sometimes each individually referred to herein as a "Party" and collectively as the
"Parties".    The term "Shareholders" when used herein shall include both the
Principal Shareholders and the Passive Shareholders (as defined below).

                             RECITALS

     A. The Company is in the business of providing Internet access services (the "Business").

     B. The Company owns and leases certain assets and properties, real and personal, tangible and intangible, which are used by or useful to the Company in the conduct of the Business.

     C. Subject to the terms and conditions contained in this Agreement, RMI desires to acquire from the Company, and the Company desires to transfer to RMI, all of the Company's assets used in, or useful to and related to, the operation of the Business.

     D. RMI shall assume certain of the liabilities and obligations of the Company relating to the Business (and none others), as more specifically set forth herein.

     E. In exchange for all of the assets of the Company, the Company will receive shares of common stock, par value $.001 per share of RMI (the "RMI Common Stock") and warrants to purchase RMI Common Stock, which shares and warrants the Company has instructed RMI to issue to the shareholders of the Company as part of a plan of dissolution and liquidation of the Company.

     F. As an essential inducement for and as a condition for RMI's obligation to consummate the transactions contemplated by this Agreement, each of the shareholders of the Company who is not a Principal Shareholder (collectively, the "Passive Shareholders") shall execute and deliver to RMI the

Agreement and Certificate (the "Passive Shareholder Agreement") substantially in the form of EXHIBIT A attached hereto.

     G. The board of directors of each of the Company and RMI have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

     H. It is intended that the transactions contemplated by this Agreement shall qualify as a reorganization (the "Reorganization") within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

                              AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                              ARTICLE I
                             THE EXCHANGE

     I.1 THE EXCHANGE. On the terms and subject to the conditions contained herein, at the Closing (as defined in Section 2.5 below) the Company shall sell to RMI, free and clear of all liens, claims, security interests, encumbrances or rights of others whatsoever, except for the Permitted Encumbrances (as defined in Section 1.5 below), all of the Company's right, title and interest in and to the assets (the "Purchased Assets") used by the Company in the Business existing as of the date on which the Reorganization is consummated (the "Closing Date") or received after such date in the ordinary course of business, including, but not limited to, the following:

          (a) CASH AND CASH EQUIVALENTS. All cash and cash equivalents (including all bank account balances and deposits and all petty cash).

          (b) RECEIVABLES. All accounts receivable, notes receivable, deposits, advances and similar receivables accruing from the Business (the "Receivables").

          (c) HARDWARE. All of the hardware listed on SCHEDULE 1.1(c), any related documentation or manuals, and the Company's rights under related warranties.

          (d) SOFTWARE. All of the software listed on SCHEDULE 1.1(d) (the "Software"), including all inventories of computer program code for the Software, any related documentation or manuals, and the Company's rights under all related warranties.

          (e)  TANGIBLE PERSONAL PROPERTY.  The fixed assets listed on
SCHEDULE 1.1(e), and all other tangible personal property listed on SCHEDULE 1.1(e) (collectively, the "Personal Property").

          (f) LEASES. The Company's leasehold interests in the real property (the "Real Property") listed on SCHEDULE 1.1(f) (the "Real Property Leases") and in the hardware, fixed assets and other tangible personal property listed on SCHEDULE 1.1(f) (the "Personal Property Leases").

          (g) CUSTOMER CONTRACTS. All contracts, agreements, licenses, permits, arrangements, permissions and other commitments with customers of the Business, including but not limited to those listed on SCHEDULE 1.1(g) (the "Customer Contracts").

          (h) CONTRACTS AND OTHER AGREEMENTS RELATING TO THE BUSINESS. All agreements, licenses, permits, personal property leases, permissions and other commitments and arrangements, oral or written, relating to the Business as listed on SCHEDULE 1.1(h) (including all agreements with WorldCom, copies of which are attached thereto) (collectively with the Customer Contracts, the "Acquired Contracts").

          (i) BOOKS, RECORDS, LISTS AND OTHER DATA. All files, books, records, invoices, accounts, surveys, customer lists and records, supplier lists, catalogs, price lists, marketing and advertising information, purchasing histories, profiles and material, technical bulletins, books and records of account and other financial, customer and credit data, and all firmware, tapes and other materials used to store, record or produce such data, owned, leased or licensed by the Company and used in or useful to the Business.

          (j) LICENSES AND PERMITS. All federal, state, local and other governmental licenses, permits, approvals and authorizations that relate to the operation of the Business (to the extent transferable) (the "Licenses and Permits").

          (k) PREPAYMENTS. All security, utility or similar deposits or prepaid expenses of the Company.

          (l) PROPRIETARY RIGHTS. All technology, data and documentation (including electronic media), trade secrets (technical and non-technical), know-how and other confidential business information and proprietary rights, including, without limitation, inventions, patents, patent disclosures, copyrights, mask works, trademarks, service marks, trade dress, trade names, domain names (including, "dx.net"), corporate names (including, "DataXchange Network, Inc.") and licenses or other agreements to or from third parties regarding the foregoing, which are used in or useful to the Business (including the applications and registrations and the goodwill associated with any such patent, copyright, trademark or trade name) as listed on
SCHEDULE 1.1(l) (collectively, the "Proprietary Rights").

          (m) GENERAL INTANGIBLES. All general intangibles used by or useful to the Business including, without limitation, all goodwill as a going concern and any and all causes of action or claims of the Company against any third party that arose or will arise in connection with the Business prior to the Closing Date.

     I.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the following assets shall be and hereby are expressly excluded from the definition of "Purchased Assets": corporate seals, articles of incorporation, bylaws, minute books, stock books and other records relating to the Company's organization and capitalization, copies of which records have been provided to RMI.

     I.3 ASSUMED LIABILITIES. At the Closing, RMI shall assume and shall thereafter pay, discharge and perform only those obligations of the Company
(i) reflected on the Company's balance sheet dated as of October 31, 1998 (the "Ending Balance Sheet"), a copy of which is attached to SCHEDULE 4.7 hereof, (ii) incurred in the ordinary course of the Business after October 31, 1998 (provided that the liabilities incurred in the ordinary course of business after October 31, 1998 have been paid prior to the Closing in accordance with their terms) and (iii) the obligations of the Company as of the Closing Date pursuant to the Real Property Leases, the Personal Property Leases and the Acquired Contracts (collectively, the "Assumed Liabilities"). The Assumed Liabilities shall also include amounts due to MCI, which amounts shall not exceed $279,000.

     I.4 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement, RMI will not assume nor will it be liable for, and the Company will retain and remain responsible for, all of the Company's debts, liabilities and obligations of any nature whatsoever, other than the Assumed Liabilities, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the

Purchased Assets or otherwise, and regardless of when asserted (the "Excluded Liabilities").

     I.5 TITLE TO PURCHASED ASSETS; DOCUMENTS OF CONVEYANCE. At the Closing, the Company shall convey all of its rights, title and interest in and to the Purchased Assets to RMI, free and clear of all liabilities, obligations, liens, encumbrances and rights of others whatsoever, excepting only the Assumed Liabilities and the liens and encumbrances set forth on
SCHEDULE 1.5 (collectively, the "Permitted Encumbrances"). Title to the Purchased Assets shall be conveyed by the Company to RMI pursuant to a Bill of Sale, Assignment and Assumption Agreement, in the form of EXHIBIT B attached hereto, and by such other documents as are reasonably acceptable to counsel for RMI in accordance with the terms hereof. Each of the Parties hereto agrees to use its best efforts to take or cause to be taken all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable, whether before or after Closing, to ensure that the transfer of title to the Purchased Assets to RMI occurs as contemplated hereunder.

                               ARTICLE II
                              CONSIDERATION

     II.1 REORGANIZATION CONSIDERATION. On and as of the Closing Date, subject to the adjustments set forth in Section 2.2 below:

          (a) RMI shall issue 410,000 shares (the "Closing Date Shares") of RMI Common Stock;

          (b) RMI shall have reserved for issuance 125,000 shares of RMI Common Stock, which shares (the "Determination Date Shares") shall be issued on the date which is the earlier of (the "Determination Date") (A) thirty
(30) days after RMI's confirmation that the

Company is entitled to receive minimum aggregate annual revenue from Internet services (excluding revenue from local access) for the twelve-month period immediately following the Closing Date of at least $1,000,000 (the "Target School Revenue") pursuant to the terms of the School Contracts (as defined below) and (B) ninety (90) days after the Closing Date; provided that such shares shall not be issuable unless (x) the Company then has binding, written agreements with the school districts identified on SCHEDULE 2.1 hereof, which agreements shall be fully assignable to RMI without the consent of any party (the "School Contracts"); (y) pursuant to which agreements the Company is entitled to receive the Target School Revenue (and if below the Target School Revenue, the number of shares of RMI Common Stock issuable pursuant to this Subsection 2.1(b) will be reduced by .125 shares for each dollar below $1,000,000 the Company is entitled to receive); and (z) there shall not be any material breach by any party under any School Contract as of such date;

          (c) subject to Section 2.2 below, RMI shall issue warrants (the "Closing Date Warrants") to purchase a total of 410,000 shares of RMI Common Stock plus an additional number of shares of RMI Common Stock (collectively, the "Closing Date Warrant Shares") which is equal to 125,000 multiplied by a fraction (i) the numerator of which is the actual annual revenue earnable by the Company from the School Contracts as of the Closing Date and (ii) the denominator of which is $1,000,000 (provided that in no event shall such number of shares exceed 125,000), which warrants shall be subject to the terms and conditions set forth in a Warrant Certificate, the form of which is attached hereto as EXHIBIT C; and

          (d) subject to Section 2.2 below, RMI shall have authorized for issuance warrants (the "Determination Date Warrants") to purchase an additional number of shares of RMI Common Stock equal to (i) 125,000 multiplied by a fraction (A) the numerator of which is the actual annual revenue earnable by the Company from the School Contracts as of the Determination Date and (B) the denominator of which is $1,000,000 (provided that in no event shall such number of shares exceed 125,000); minus (ii) the number of Closing Date Warrant Shares (the "Determination Date Warrant Shares"), which warrants shall be subject to the terms and conditions set forth in clauses (x), (y) and (z) of Subsection 2.1(b) above (except for the parenthetical in clause (y)) and those set forth in a Warrant Certificate, the form of which is attached hereto as EXHIBIT D, and which warrants shall be issued on the Determination Date.

The Closing Date Warrants and the Determination Date Warrants are collectively referred to herein as the "Warrants". The Closing Date Shares, the

Determination Date Shares, the Closing Date Warrant Shares and the Determination Date Warrant Shares are collectively referred to herein as the "Reorganization Consideration." The Reorganization Consideration payable to the Company shall be allocated to the Shareholders on a pro rata basis based on each Shareholder's relative percentage ownership of the shares of common stock of the Company (the "Company Common Stock") immediately prior to the Closing Date, pursuant to instructions from the Company as reflected on APPENDIX I attached hereto.

     II.2    ADJUSTMENTS TO REORGANIZATION CONSIDERATION; ADDITIONAL WARRANT
TERMS.

          (a) As soon as practicable after the first anniversary date (the "Anniversary Date") of the Closing Date (but in no event later than thirty
(30) days from the date thereof), the actual annual revenue derived from the Business for the twelve-month period following the Closing Date shall be determined by RMI. If such actual annual revenue is less that $3,000,000 (other than by reason of RMI's failure to substantially perform its obligations under the School Contracts) (the "Target Revenue"), then the number of shares of RMI Common Stock comprising the Second Tranche Warrant Shares (as defined in the Warrant Certificates) shall be reduced on a pro rata basis to reflect the ratio the actual annual revenue bears to the Target Revenue (i.e., if the actual revenue is $2,400,000, the number of shares of RMI Common Stock comprising the total number of Second Tranche Warrant Shares shall be reduced by twenty percent (20%)).

          (b) Notwithstanding anything contained herein or in the Warrant Certificates to the contrary, RMI shall have the right to call any unexercised Warrants at any time prior to the expiration of such Warrants at their exercise price if RMI completes a debt or equity financing (or a series of related financings) of $20 million or more (a "Call Trigger Event"). As of the date of the Call Trigger Event, all warrant shares which are issuable pursuant to the Warrant Certificates shall be deemed earned and issuable notwithstanding the adjustment provisions contained in Section 2.2(a) above. The Warrant holders shall have the right for thirty (30) days after receipt of notice of the Call Trigger Event to either (i) exercise the Warrants or
(ii) tender the Warrants to RMI in exchange for the applicable call consideration. If no action is taken in such thirty (30) day period, the Warrants shall expire.

     II.3 RMI SHARE VALUE. For all purposes of this Agreement, shares of RMI Common Stock shall be valued at the average of the closing trading prices of RMI's Common Stock on the Nasdaq SmallCap Market for the ten (10) trading days immediately prior to the date of this Agreement ("RMI Share Value").

     II.4 REGISTRATION OF RMI COMMON STOCK AND WARRANTS. The securities comprising the Reorganization Consideration will be registered when issued under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to RMI's registration statement on Form S-1, as amended (File No. 333-52731; the "Form S-1") which Form S-1 was declared effective as of November 19, 1998. Notwithstanding the foregoing, the shares of RMI Common Stock issuable to the Principal Shareholders shall be subject to lock-up agreements substantially in the form of EXHIBIT E hereto (the "Principal Shareholder Lock-Up Agreements") and the Warrants and the underlying Closing Date Warrant Shares and Determination Date Warrant Shares issued to the Principal Shareholders shall be subject to lock-up agreements substantially in the form of EXHIBIT F hereto (the "Warrant Lock-Up Agreements").

     II.5 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall occur as soon as practicable after all of the conditions to closing set forth in this Agreement have been satisfied, as determined by RMI. The Parties shall use their best efforts to complete the Closing on or before November 30, 1998, at the offices of RMI's counsel, or by facsimile and hand deliveries should the Parties otherwise agree.

                                     ARTICLE III
                     REPRESENTATIONS AND WARRANTIES REGARDING THE
                                PRINCIPAL SHAREHOLDERS

     To induce RMI to enter into this Agreement and consummate the Reorganization, each of the Principal Shareholders, severally and not jointly, represent and warrant to RMI that the statements contained in this
Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

     III.1 AUTHORIZATION OF TRANSACTION. Principal Shareholder has the legal capacity and the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Principal Shareholder, enforceable in accordance with its terms and conditions. Principal Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Reorganization.

     III.2 CAPITALIZATION. Principal Shareholder holds of record and owns beneficially all of the shares of the Company Common Stock set forth next to his, her or its name on APPENDIX I attached hereto, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, encumbrances, demands or rights of other whatsoever. No Principal Shareholder is a party to any option, warrant, purchase right, or other contract or commitment that could require the Company or such Principal Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company. No Principal Shareholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

     III.3 RECEIPT OF DISCLOSURE DOCUMENTS. Principal Shareholder has received and carefully reviewed, and understands the information contained in, the documents identified below (collectively, the "Disclosure Documents") including the risk factors contained therein. In evaluating the suitability of the Reorganization and the resulting acquisition of the Reorganization Consideration and all other shares of RMI Common Stock and rights, whether contingent or fixed, to receive shares of RMI Common Stock (collectively the "Securities"), Principal Shareholder has not relied upon any representations or other information (whether oral or written) from RMI, its officers, directors, or employees or from any other person affiliated with or acting on behalf of RMI other than as set forth in the Disclosure Documents. The Disclosure Documents include, but are not limited to, the following:(i) RMI's Annual Report on Form 10-KSB for the year ended December 31, 1997, (ii) RMI's Proxy Statement for its annual meeting held on March 12, 1998, (iii) RMI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, and Amendment to the Quarterly Report on Form 10-QSB/A-1 for the quarter ended March 31, 1998, (iv) RMI's Prospectus dated November 19, 1998 (the "Prospectus"), (v) RMI's Current Reports on Form 8-K, dated June 5, 1998 (disclosing the acquisition of Infohiway, Inc., and the signing of an agreement and plan of merger with Internet Communications Corporation ("ICC")) and dated June 30, 1998 (disclosing the acquisition of Application Methods, Inc.), and Amendments No. 1 and No. 2 to the Current Report on Form 8-K/A dated June 5, 1998; and (vi) the press releases issued by ICC and RMI on or about October 14, 1998 with respect to claims asserted by ICC.

     III.4 RISK OF LOSS. Principal Shareholder is in a financial position to hold the Securities for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of such Principal Shareholder's investment in the Securities.

     III.5 ABILITY TO EVALUATE RISKS AND MERITS. Principal Shareholder is an accredited investor within the meaning of Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters that such Principal Shareholder is capable of evaluating the merits and risks of an investment in the Securities and has the capacity to protect the Principal Shareholder's own individual interests in connection with an investment in the Securities and has the net worth to undertake such risks.

     III.6 SUITABILITY OF INVESTMENT. Principal Shareholder has obtained, to the extent such Principal Shareholder deems necessary, his, her or its own professional advice with respect to the risks inherent in the investment in the Securities and the suitability of an investment in the Securities in light of such Principal Shareholder's financial condition and investment needs.

     III.7 ACCESS TO INFORMATION. Principal Shareholder has been given sufficient access to full and complete information regarding the Company and RMI and has utilized such access to such Principal Shareholder's satisfaction, for the purposes of asking questions and receiving answers concerning the terms and conditions of the Reorganization (including the offering of the Securities in connection with the Reorganization) or verifying the information included in the Disclosure Documents and obtaining any of the documents described in the Disclosure Documents. Principal Shareholder has been given the opportunity to ask questions of, and to receive answers from, representatives of the Company and RMI to obtain information concerning the Reorganization and to receive any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided in the Disclosure Documents.

     III.8 POTENTIAL LACK OF LIQUIDITY. Principal Shareholder recognizes that RMI has not been profitable since its inception and that an investment in the Securities involves a high degree of risk, including, but not limited to, the risk of loss of all of Principal Shareholder's investment in the Securities; and Principal Shareholder further recognizes that trading in RMI's Common Stock has been inactive until only recently. There can be no assurance that an active market can or will be maintained for the trading of the Securities. Principal Shareholder may, therefore, find it difficult to dispose of the Securities.

     III.9 LEGAL ACCOUNTING, BROKERS' AND OTHER FEES AND EXPENSES. Principal Shareholder acknowledges that all of the Principal Shareholder's legal, accounting and other fees, costs and expenses associated with the Reorganization shall be borne by the Principal Shareholder. Principal Shareholder hereby acknowledges its obligations to Santa Fe Capital for the brokerage or finders' fees resulting from this proposed transaction.

     III.10 DISCLOSURE. The representations and warranties contained in this Agreement do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Agreement not misleading.

                                      ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     To induce RMI to enter into this Agreement and consummate this transaction, the Company and each of the Principal Shareholders, jointly and severally, represent and warrant to RMI that the statements contained in this
Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

     IV.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required other than where the failure to be duly qualified would not have a material adverse effect. The Company has full power and authority and all licenses, permits, and authorizations necessary to carry on the Business and to own and use the properties owned and used by it other than where the failure to have such would not have a material adverse effect. The Principal Shareholders have delivered, or have caused the Company to deliver, to RMI true, correct and complete copies of the Company's Articles of Incorporation, Bylaws (as amended to date), minute books (containing the records of meetings of the Shareholders, the board of directors, and any committees of the board of directors), stock certificate books, and stock record books of the Company. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

     IV.2 CAPITALIZATION. The entire authorized capital stock of the Company consists of 20,000,000 shares of common stock, of which 1,228,464 shares of Company Common Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Shareholders as set forth in APPENDIX I. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, purchase, acquire, sell, or cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of the Company.

     IV.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Articles of Incorporation or Bylaws of the Company or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Except as set forth on SCHEDULE 4.3, the Company need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency or third party in order for the Parties to consummate the transaction contemplated by this Agreement.

     IV.4 AUTHORIZATION OF TRANSACTION. The Company has the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     IV.5 TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all liens, encumbrances, security interests or rights of others whatsoever, except for the Permitted Encumbrances listed on SCHEDULE 1.5.

     IV.6 SUBSIDIARIES. There are not now nor have there ever been any subsidiaries of the Company.

     IV.7 FINANCIAL STATEMENTS. The Company and the Principal Shareholders have provided or shall provide prior to Closing copies of the following financial statements (collectively the "Financial Statements"):
(i) audited balance sheets and income statements dated as of July 31, 1998 and (ii) unaudited financial statements for August, September and October, 1998. The audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and maintained throughout the periods indicated, and the Financial Statements fairly present the financial condition of the Company as at their respective dates and the results of operations for the periods covered thereby. The Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the ordinary course of business, except as expressly specified therein or on SCHEDULE 4.7 attached hereto, and such Financial Statements include all adjustments (including all normal recurring accruals for unusual or non-recurring items) necessary for a fair presentation, and no adjustments or restatements are or will be necessary in respect of any items of an unusual or non-recurring nature, except as expressly specified therein.
There has been no change in the Company's method of accounting or keeping of its books account or accounting practices with respect to the Financial Statements in the past three (3) years.

     IV.8 EVENTS SUBSEQUENT TO JULY 31, 1998. Since July 31, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, and except as set forth on SCHEDULE 4.8 attached hereto, since that date:

          (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

          (b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 or outside the ordinary course of business;

          (c) the Company has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it is bound;

          (d) the Company has not imposed any security interest upon any of its assets, tangible or intangible;

          (e) the Company has not made any capital expenditure (or series of related capital expenditures) having either an individual cost in excess of $7,500, or an aggregate cost in excess of $10,000 or outside the ordinary course of business;

          (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions);

          (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the ordinary course of business;

          (h) the Company has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

          (i) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

          (j) the Company has not granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

          (k) there has been no change made or authorized in the Articles of Incorporation or Bylaws of the Company;

          (l) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (o) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

          (p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (q) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

          (r) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as such term is defined in ERISA Section 3(37)), or (iv) Employee Welfare Benefit Plan (as such term is defined in ERISA Section 3(l)) or material fringe benefit plan or program))(collectively, "Employee Benefit Plans");

          (s) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

          (t) the Company has not made or pledged to make any charitable or other capital contribution;

          (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Company;

          (v) the Company has not lost any material customer or group of customers which, when aggregated, would be material to the Company; and

          (w)  the Company has not committed to any of the foregoing.

     IV.9 UNDISCLOSED LIABILITIES. The Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving or that could give rise to any liability), except for (i) liabilities set forth on the face of the Ending Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the date thereof in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     IV.10 LEGAL COMPLIANCE. The Company, its predecessors and affiliates, have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state or local governments (and all agencies thereto), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply other than where the failure to comply would not have a material adverse effect.

     IV.11 TAX MATTERS. Except as set forth on SCHEDULE 4.11, all federal, state, local and foreign tax returns and reports of the Company required by law to be filed have been duly filed, and all federal, state, local, foreign and any other taxes (including interest and penalties), assessments, fees and other governmental charges with respect to the employees, properties, assets, income or franchises of the Company relating to the Business or the Purchased Assets which have become due have been paid.
 The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

     IV.12 PROPRIETARY RIGHTS; CUSTOMERS. The Company does not own nor has any right to use pursuant to any license, sublicense, agreement or permission any proprietary rights except for the Proprietary Rights identified on SCHEDULE 1.1(l). The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary rights of third parties, and the Principal Shareholders, directors and officers (and employees with responsibility for Proprietary Rights matters) of the Company have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any proprietary rights of any third party). SCHEDULE 1.1(g) lists all customers of the Company as of October 31, 1998 (the "Customers"). Neither the Company nor the Principal Shareholders knows, or has a reasonable basis to believe, that any material Customer, or group of Customers which, when aggregated, would be material to the Company, intends to terminate its relationship with the Company.

     IV.13     REAL PROPERTY AND PERSONAL PROPERTY.

          (a) Except as set forth on SCHEDULE 4.13, the Company has good and marketable title to (or valid leasehold or contractual interests in) and rightful possession of all of its Real and Personal Property, tangible and intangible, comprising the Purchased Assets free and clear of all liens, claims, charges, set-offs, encumbrances, rights of others or restrictions of every kind except for the Permitted Encumbrances. Each tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used, all subject to normal wear and tear. The documents of transfer to be executed and delivered by the Company at the Closing will be sufficient to convey good and marketable title to (or valid leasehold or contractual interests in) the Purchased Assets to RMI, free and clear of all liens, claims, charges, set-offs, encumbrances, rights of others or restrictions of every kind, other than Permitted Encumbrances. The Purchased Assets to be transferred hereunder include all of the properties, assets, rights, contracts, leases, easements, licenses and personal property utilized by the Company in the conduct of its Business as of the date hereof.

          (b) All machinery, equipment and tangible assets of the Company being used in the conduct of the Business, are usable by or useful to the Company in the ordinary course of its Business, and are in operating condition and repair to the extent necessary for the operation of the Business as conducted as of the date hereof and as of the Closing Date.

     IV.14 CONTRACTS. SCHEDULE 4.14 lists the following contracts and other agreements to which the Company is a party:

          (a) the School Contracts (copies of which are attached to SCHEDULE 4.14);

          (b) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum;
          (c) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $10,000;

          (d)  any agreement concerning a partnership or joint venture;

          (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

          (f)  any agreement concerning confidentiality or noncompetition;

          (g) any agreement with Shareholders or their affiliates (other than the Company);

          (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former directors, officers, and employees;

          (i)  any collective bargaining agreement;

          (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing, annual compensation in excess of $40,000 or providing severance benefits;

          (k) any agreement under which it has advanced or loaned any amount to any of the Company's directors, officers, and employees outside the ordinary course of business;

          (l) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

          (m) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Principal Shareholders have delivered to RMI a true, correct and complete copy of each written agreement listed on SCHEDULE 4.14 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to on SCHEDULE 4.14. With respect to each such agreement:
(i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in identical terms following the consummation of the transaction contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement. All Customers of the Company have executed a contract with the Company substantially in the form of either ATTACHMENT A, B C or D to SCHEDULE 4.14.

     IV.15 LICENSES AND PERMITS. Except as set forth on SCHEDULE 4.15, all Licenses and Permits are freely transferable by the Company. The Company has complied with the terms and conditions of all Licenses and Permits. No additional license, certificate, or permit is required from any federal, state, county or local government agency or body thereof in connection with the conduct of the Business, which the failure to obtain would have a material adverse effect on the Business or the Purchased Assets.

     IV.16 RECEIVABLES. Except as set forth on SCHEDULE 4.16, all Receivables (i) have arisen in the ordinary course of business of the Company; (ii) represent bona fide payment obligations of the applicable account debtors; (iii) subject only to reserves for bad debts set forth on the Ending Balance Sheet, which reserves have been computed in a manner consistent with past practice and subject to customer trade discounts consistent with past practice, have been collected or will be collected in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms; and (iv) are not subject to any recoupments, set-offs or counterclaims, except as allowed in clause (iii).

     IV.17 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

     IV.18 INSURANCE. The Principal Shareholders have delivered, or have caused the Company to deliver, to RMI copies of all insurance policies applicable to the Company including all policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any other party to the policy is in breach or default (including, with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. The Company has been covered since its incorporation by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.

     IV.19 LITIGATION. SCHEDULE 4.19 sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of the Principal Shareholders, directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth on
SCHEDULE 4.19 could
result in a material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Principal Shareholders, directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

     IV.20 EMPLOYEES. Except for David S. Goldman and Rita Redman, to the knowledge of the Principal Shareholders, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Principal Shareholders, directors and officers (and employees with responsibility for employment matters) of the Company has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

     IV.21 EMPLOYEE BENEFITS. SCHEDULE 4.21 sets forth a list of all Employee Benefit Plans as of the date hereof, whether or not subject to ERISA. Except as set forth on SCHEDULE 4.21, the Company does not maintain or contribute to or have any obligation or liability to or under any Employee Benefit Plans. The Company does not have any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder. All Employee Benefit Plans are in material compliance with and are and have been operated in accordance with, as applicable, ERISA, the Code, and any other applicable federal, state or local laws, regulations or rules. All necessary government approvals have been obtained, and/or a favorable determination as to the qualification under the Code has been made by the Internal Revenue Service, where applicable.

     IV.22 GUARANTIES. The Company is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other person.

     IV.23 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. No claim has been made by any governmental authority (and to the knowledge of the Principal Shareholders, no such claim is anticipated) to the effect that the Company fails to comply with any applicable governmental, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances and directives.

     IV.24 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth on SCHEDULE 4.24, no Shareholder, nor any affiliate thereof, has been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and the Shareholders or any affiliate thereof do not own any asset, tangible or intangible, which is used in the Business.

     IV.25 LEGAL, ACCOUNTING, BROKERS' AND OTHER FEES AND EXPENSES. Except for the obligation to Santa Fe Capital, which obligation shall be satisfied prior to the Closing by the Principal Shareholders, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Principal Shareholders acknowledge that all of the Company's and Principal Shareholders' legal, accounting and other fees, costs and expenses associated with the Reorganization shall be borne by the Company and the Principal Shareholders.

     IV.26 COMPLIANCE WITH STATE SECURITIES LAWS. The Company has complied with all state securities laws with respect to the allocation and distribution of the Reorganization Consideration to the Shareholders and such allocation and distribution will not and does not violate any such state securities laws.

     IV.27 DISCLOSURE. The representations and warranties contained in this Article IV do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                  ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF RMI

     RMI represents and warrants to the Company and the Principal
Shareholders that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article V).

     V.1 ORGANIZATION. RMI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. RMI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required other than where the failure to be duly qualified would not have a material adverse effect. RMI has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it other than where the failure to have such would not have a material adverse effect. RMI is not in default under or in violation of any provision of its Certificate of Incorporation, as amended or Bylaws.

     V.2 AUTHORIZATION OF TRANSACTION. RMI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of RMI, enforceable in accordance with its terms and conditions. Except to comply with the applicable federal and state securities laws, RMI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement

     V.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RMI is subject or any provision of the Certificate of Incorporation, as amended or Bylaws of RMI or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which RMI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets).

     V.4 LEGAL, ACCOUNTING, BROKERS' AND OTHER FEES AND EXPENSES. RMI has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Principal Shareholders could become liable or obligated. RMI acknowledges that all of RMI's legal, accounting and other fees, costs and expenses associated with the Reorganization, including, but not limited to, all filing fees payable to the Securities and Exchange Commission (the "SEC"), Nasdaq or any state in connection with any required "blue sky" filings, shall be borne by RMI.

     V.5 CAPITALIZATION. The capitalization of RMI is as stated in the Prospectus as of the date stated therein.

     V.6 NASDAQ LISTING. RMI has submitted to The Nasdaq SmallCap Market its notification pursuant to SEC Rule 10b-17 for listing the Closing Date Shares, the Determination Date Shares and the Warrants along with the appropriate filing fee therefor (the "Nasdaq Listing"). RMI has not received any notice of any intent by The Nasdaq SmallCap Market to delist the RMI Common Stock or the Warrants.

     V.7 INFORMATION. The Disclosure Documents filed with the SEC did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, RMI shall not be deemed to represent or warrant the accuracy of any information included in the Disclosure Documents that was provided to RMI by the Company or by a Principal Shareholder.

                              ARTICLE VI
                              COVENANTS

     VI.1 PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) GENERAL. Each of the Parties will use his, her or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VII below).

          (b) NOTICES AND CONSENTS. The Principal Shareholders will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents that are required or that RMI may request in connection with this transaction. Each of the Parties will (and the Principal Shareholders will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

          (c) FINANCIAL STATEMENTS. The Principal Shareholders will obtain and deliver to RMI prior to the date which is two (2) days prior to the Closing Date unaudited financial statements for the month ended October 31, 1998.

          (d) OPERATION OF BUSINESS. After the date hereof, the Company will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business without prior written consent from RMI. Without limiting the generality of the foregoing:

               (i) the Company will not authorize or effect any change in its Articles of Incorporation or Bylaws;

               (ii) the Company will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

               (iii) the Company will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

               (iv) the Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation or create or suffer the creation of any other liability of the Company other than liabilities arising in the ordinary course of business;

               (v) the Company will not sell, dispose or otherwise transfer any of its assets, including without limitation waive any material rights or claims, or impose any security interest upon any of its assets;

               (vi) the Company will not make any capital investment in, make any loan to, or acquire the securities or assets of any other person;

               (vii) the Company will not make any change in employment terms for any of its directors, officers, and employees;

               (viii)    the Company will not commit to any of the foregoing;
     and

               (ix) otherwise engage in any practice, take any action, or enter into any transaction of the sort described above or that would cause any condition, representation or warranty to be breached or to become untrue.

          (e) PRESERVATION OF BUSINESS. The Principal Shareholders will cause the Company to keep its Business and the Purchased Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (f) FULL ACCESS. The Principal Shareholders will permit, and the Principal Shareholders will cause the Company to permit, representatives of RMI to have full access (including providing introductions, where necessary to) all premises, properties, personnel, customers, lessors, licensors, vendors, supplies, creditors, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Company will cause its independent accountants to make available their work papers with respect to the Company and to otherwise provide such assistance as is reasonably requested by RMI.

          (g) NOTICE OF DEVELOPMENTS. The Company and the Principal Shareholders will give prompt written notice to RMI of any adverse development causing a breach or a potential breach of any of the representations and warranties in the Passive Shareholder Agreement and
Article IV above. No disclosure by the Principal Shareholders or the Company or discovery by RMI shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (h) EXCLUSIVITY. The Company will not and the Principal Shareholders will not cause or permit the Company to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including, any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate fin any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Principal Shareholders will not vote their Company Common Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange other than for this transaction. The Principal Shareholders will notify RMI immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. If the Company or the Principal Shareholders breach this Section 6.1(h), RMI shall, in addition to the other rights it may have hereunder or as a matter of law or in equity, be entitled to receive $125,000 from such breaching Party(ies).

          (i) NO TRANSFER. The Principal Shareholders will not sell, pledge, encumber or otherwise transfer any shares of Company Common Stock.

          (j) REPAYMENT. At or before Closing, the Principal Shareholders and any of their affiliates shall repay all advances from and notes and receivables owing to the Company from such person.

     VI.2 POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

          (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). The Principal Shareholders and the Company acknowledge and agree that from and after Closing, RMI will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Business.

          (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction accruing on or prior to the Closing Date involving the Business or the Purchased Assets, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

          (c) TRANSITION. The Principal Shareholders will not take any action that is designed, intended or could reasonably be expected to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with RMI after Closing as it maintained with the Company with respect to the Business prior to the Closing. The Company and the Principal Shareholders will refer all customer inquiries relating to the Business to RMI from and after the Closing. The Company agrees that, for a period of one week, as soon as practicable after the Closing Date, it will cause Rita Redman to travel to Denver and aid and assist RMI during the transition of transferring the Purchased Assets to RMI immediately following the Closing. RMI agrees to provide a prepaid airline ticket and hotel room for this purpose and to pay, upon receipt of supportive documentation, all other reasonable travel and related costs and expenses incurred by Rita Redman in connection with such stay in Denver, plus the sum of $100 per day for such services; provided, however, RMI shall have no obligation to pay Rita Redman any salary during such period. RMI acknowledges that (i) except as otherwise provided for herein, (ii) except for the assistance to be provided by Rita Redman set forth in this Subsection 6.2(c) and (iii) except for the obligations as employees of RMI of Robert Laughlin, Sylvan Corazzi and Howard Sherman under their respective Employment Agreements to be executed and delivered at Closing pursuant to Section 7.1 hereof, the Company and the remaining Principal Shareholders shall have no obligation to assist RMI in any manner during the period following Closing with respect to the transfer to RMI of the Purchased Assets.

          (d) CONFIDENTIALITY. Each of the Principal Shareholders and the Company will treat and hold as such all of the confidential information, refrain from using any of the confidential information except in connection with this Agreement, and deliver promptly to RMI or destroy, at the request and option of RMI, all tangible embodiments (and all copies) of the confidential information which are in his, her or its possession. In the event that the Company or any Principal Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, the Company or such Principal Shareholder will notify RMI promptly of the request or requirement so that RMI may seek an appropriate protective order or waive compliance with the provisions of this Section 6.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Company or such Principal Shareholder is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, the Company or such Principal Shareholder may disclose the confidential information to the tribunal; PROVIDED, HOWEVER, that the Company or such Principal Shareholder shall use his, her or its best efforts to obtain, at the request of RMI, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as RMI shall designate. The foregoing provisions shall not apply to any confidential information which is generally available to the public immediately prior to the time of disclosure.

     The Company and each of the Principal Shareholders acknowledge and understand that confidential information, including the existence of this Agreement, may include "material, non-public information," as the term is understood and interpreted under federal and state securities laws and rules. The Company and each of the Principal Shareholders further acknowledge and understand that purchasing or selling securities while in possession of material non-public information may subject the purchaser, seller and/or person(s) who have provided such information to liability under such laws, including potential criminal liability. The Company and each of the Principal Shareholders hereby agrees that all confidential information, whether furnished before or after the date of this Agreement, shall be treated confidentially.

          (e) NON-SOLICITATION. The Company and each of the Principal Shareholders agrees that for a period of two (2) years after termination of this Agreement, he, she or it will not, in any manner whether with or without cause, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, employee, consultant, partner or otherwise (i) induce any employee, agent or contractor of RMI or an affiliate company thereof to terminate his, her or its employment, agency or contractor relationship with RMI or an affiliate company thereof, or (ii) hire or attempt to hire any employee, agent or contractor of RMI or an affiliate company thereof.

     The Company and each of the Principal Shareholders agrees that for a period of two (2) years after termination of this Agreement, he, she or it will not, in any manner, whether with or without cause, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, consultant, partner or otherwise, have any business or employment relationship with any Customer of the Business and/or RMI without the prior written consent of RMI, which consent shall not be unreasonably withheld, following written notice by the Company or such Principal Shareholder to RMI detailing the name of the Customer and the nature of the proposed relationship. It shall not be unreasonable for RMI to withhold consent if such relationship could cause or result in any adverse or detrimental impact to RMI. The term "Customer" includes, but is not limited to, persons or entities located within the Geographical Market (as defined below) who are or were Customers of the Business and/or RMI.

          (f   COVENANT NOT TO COMPETE.  The Company and each Principal
Shareholder agrees that for a period of two (2) years following the termination of this Agreement, within the Geographical Market (defined below), he, she or it will not, directly or indirectly, in any manner own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business substantially similar to the Business, RMI or any affiliate thereof at any time during the term of this Covenant Not to Compete.

     For purposes of this Agreement "Geographical Market" shall mean the United States, Mexico and Canada. The Company and each Principal Shareholder hereby acknowledges that RMI is a full service, national communications company providing Internet access, local telephone service and IP telephone long distance service, Web development and hosting, network management, system integration and co-location services to clients and customers throughout the United States. The Company and each Principal Shareholder further acknowledges that RMI plans expansions into the international market, including Mexico and Canada, and continued growth both within and outside the United States. The Company and each Principal Shareholder further acknowledges that RMI's acquisition of the Purchased Assets as contemplated by this Agreement evidences RMI's intent to integrate the Business as an integral part of RMI's plans for growth and expansion.

     The Company and each Principal Shareholder agrees that the covenants he, she or it has made in this Section 6.2 are reasonable with respect to their duration, geographical area and proscription. The Company and each Principal Shareholder further agrees that the covenants he, she or it has made in this
Section 6.2 shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Section 6.2 shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Principal Shareholders against RMI, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by RMI of these covenants. Notwithstanding anything contained herein to the contrary, the provisions of this Section 6.2 will not prohibit David S. Goldman from investing in any public or private entity so long as (i) he is not a director on the board of directors or a manager or general partner (or similar position) of any such entity; (ii) he does not participate in the management of any such entity as an officer or otherwise; (iii) his equity ownership in any such entity does not exceed twenty-five percent (25%); and (iv) any such entity is not an Internet Service Provider.

          (g   TAX-FREE REORGANIZATION; PLAN OF LIQUIDATION.  The Parties
hereto shall use their reasonable best efforts to cause the transactions contemplated hereby to be treated as a reorganization under Section 368(a)(1)(C) of the Code and any other applicable state or federal law. The Company and the Principal Shareholders intend to, following the Closing, promptly effect the Company's complete liquidation and distribute all of its assets (including the RMI Common Stock and the Warrants received pursuant to the terms and conditions hereof) in accordance with its Articles of Incorporation, bylaws and applicable Florida statutes to the Shareholders. The Company shall timely file all tax returns necessary, and pay all taxes applicable, with respect to such liquidation. The Company and the Principal Shareholders acknowledge that RMI (nor any affiliate of RMI) shall have any liability whatsoever to any party or governmental authority in the event the Reorganization does not qualify as a reorganization under the Code, and the Company and the Principal Shareholders hereby indemnify and agree to hold RMI harmless with respect to any such claim or assertion.

          (h   NASDAQ LISTING OF UNDERLYING WARRANT SHARES.  RMI agrees that upon the initial exercise by any Shareholder of any Warrant issued hereunder, it will file with The Nasdaq SmallCap Market a notification pursuant to SEC Rule 10b-17 to list, in the aggregate, all of the Closing Date Warrant Shares and the Determination Date Warrant Shares.

                                     ARTICLE VII
              CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

     VII.1 CONDITIONS TO OBLIGATION OF RMI. The obligation of RMI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a   this Agreement and the Reorganization shall have received the requisite Shareholders approval and there shall not be any dissenters;

          (b   the Company shall have procured all required third party and governmental consents, including, but not limited to, the consent from WorldCom to the transfer of the contractual relationship to RMI;

          (c   each Passive Shareholder shall have executed and delivered to
RMI the Passive Shareholder Agreement;

          (d   all of the representations and warranties set forth in the
Passive Shareholder Agreement and in Articles III and IV above shall be true and correct in all material respects at and as of the Closing Date and the Principal Shareholders and the Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, and RMI shall have received a certificate of the Company and the Principal Shareholders in the form of EXHIBIT G attached hereto to that effect; .

          (e   no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

          (f   the Principal Shareholders shall each have delivered to RMI a
Principal Shareholder Lock-Up Agreement substantially in the form attached hereto as EXHIBIT E;

          (g   the Principal Shareholders shall each have delivered to RMI a
Warrant Lock-Up Agreement substantially in the form attached hereto as EXHIBIT F;

          (h   Robert Laughlin shall have delivered to RMI an Employment
Agreement, substantially in the form attached hereto as EXHIBIT H;

          (i   Sylvan Corazzi shall have delivered to RMI an Employment
Agreement, substantially in the form attached hereto as EXHIBIT I;

          (j   Howard Sherman shall have delivered to RMI an Employment
Agreement, substantially in the form attached hereto as EXHIBIT  J;

          (k   David S. Goldman shall have delivered to RMI a Non-Compete
Agreement, substantially in the form attached hereto as EXHIBIT K;

          (l   Digital Systems Corporation shall have delivered to RMI a
Non-Compete Agreement, substantially in the form attached hereto as EXHIBIT L;

          (m   RMI shall have received from counsel to the Company and the
Principal Shareholders an opinion, addressed to RMI, and dated as of the Closing Date substantially in the form attached hereto as EXHIBIT M; and

          (n   the Company shall have recurring monthly revenues of at least
$167,000 from Internet Service Providers and shall have executed School Contracts which satisfy the Target School Revenue requirement.

RMI may waive any condition specified in this Section 7.1 only if it executes a writing so stating, at or prior to the Closing.

     VII.2 CONDITIONS TO OBLIGATION OF PRINCIPAL SHAREHOLDERS AND THE COMPANY. The obligation of Principal Shareholders and the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a   each of the representations and warranties set forth in
Article V above shall be true and correct in all material respects at and as of the Closing Date;

          (b   RMI shall have performed and complied with all of its
covenants hereunder in all material respects through the Closing;

          (c   no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d   the RMI Common Stock, the Warrants, the Closing Date Warrant
Shares and the Determination Date Warrant Shares shall have all been registered under the Securities Act and there shall be no stop order with respect thereto in effect; and

          (e   the Nasdaq Listing shall have been filed and shall be in
effect. The Principal Shareholders and the Company may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

                            ARTICLE VIII
                        REMEDIES FOR BREACH

     VIII.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until nine (9) months from the date of Closing; PROVIDED, HOWEVER, that (i) the representations and warranties of the Passive Shareholders set forth in the Passive Shareholder Agreement shall survive indefinitely, (ii) the representations and warranties of the Principal Shareholders set forth in
Article III hereof shall survive indefinitely, (iii) the representations and warranties contained in Sections 4.2 and 4.4 shall survive indefinitely and
(iv) the representations and warranties contained in Section 4.11 shall survive for the applicable statute of limitations period.

     VIII.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF RMI. Subject to the limitations set forth in Section 8.6 below, Principal Shareholders agree to indemnify RMI and hold RMI harmless from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, interest and fees, including court costs and attorneys' fees and expenses (collectively, "Adverse Consequences") RMI may suffer (including any Adverse Consequences suffered after the making of any claim for indemnification or after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any of the following (i) any Shareholders' or the Company's breach (or the allegation by any third party of facts that, if true, would mean any has breached) of any of the representations, warranties, and covenants contained in this Agreement or in the Passive Shareholder Agreement; (ii) any liability or obligation of the Company of any nature accruing on, prior to or after the Closing Date other than the Assumed Liabilities; and (iii) any actions, judgments, costs and expenses (including reasonable attorney fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing.

     VIII.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF PRINCIPAL SHAREHOLDERS. Subject to the limitations set forth in Section 8.6, RMI agrees to indemnify the Principal Shareholders from and against the entirety of any and all Adverse Consequences the Principal Shareholders may suffer (including any Adverse Consequences suffered after the making of any claim for indemnification or after the end of any applicable survival period) resulting, from, arising, out of, relating to, in the nature of, or caused by
(i) RMI's breach (or the allegation by any third party of facts that, if true, would mean it has breached) of any of RMI's representations, warranties and covenants contained in this Agreement; (ii) any liability or obligation relating to the Assumed Liabilities; and (iii) any actions, judgments, costs and expenses (including reasonable attorney fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to the foregoing.

     VIII.4    MATTERS INVOLVING THIRD PARTIES.

          (a   If any third party shall notify any Party (the "Indemnified
Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the
"Indemnifying Party") under this Article VIII, then the Indemnified

Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b   Any Indemnifying Party will have the right to defend the
Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within five (5) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding anything herein to the contrary, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

          (c   So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

          (d   In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);
(ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII; PROVIDED, HOWEVER, that notwithstanding anything in this Subsection 8.4(d) to the contrary, if such judgment or settlement requires a payment of any value by the Indemnifying Party, the Indemnified Party must first obtain the written consent of the Indemnifying Party prior to the entry of any such judgment or prior to entering into any such settlement.

     VIII.5 REMEDIES. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, RMI shall be entitled, but not required, to setoff any amounts due pursuant to this Article VIII against any and all amounts payable to the Principal Shareholders under this Agreement or otherwise.

     VIII.6    LIMITATIONS ON INDEMNIFICATION; PAYMENT IN SHARES OF RMI
COMMON STOCK.

          (a   Except as otherwise provided in this Agreement, no Party to this Agreement shall be required to indemnify any other Party unless and until the total amount of the indemnification claim is equal to or exceeds Seventy-Five Thousand and No/100 Dollars ($75,000) ("Indemnification Threshold") in the aggregate. If such Indemnification Threshold is reached, all indemnification liability shall be assessed irrespective of such Indemnification Threshold. The Company and the Principal Shareholders acknowledge that the Indemnification threshold shall not apply in any manner to the calculation of the Target School Revenue or the Closing Date Warrant Shares or the Determination Date Warrant Shares.

          (b   The Principal Shareholders shall have the right, but not the obligation, to satisfy their indemnification obligations hereunder by delivering to RMI for cancellation stock certificates evidencing that number of shares of RMI Common Stock that have an aggregate value on the date of such payment equal to the amount of the Adverse Consequences. For purposes of this Subsection 8.6(b), such shares of RMI Common Stock shall be valued at the RMI Share Value. If the Principal Shareholders are unable or unwilling to deliver such shares, the amount of the Adverse Consequences shall be paid in cash.

     VIII.7 OTHER INDEMNIFICATION PROVISIONS. Each of the Principal Shareholders hereby agrees that he, she or it will not make any claim for indemnification against the Company by reason of the fact that he, she or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by RMI against such Principal Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                                ARTICLE IX
                               TERMINATION

     IX.1 TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after receiving the requisite Shareholders' approval) as provided below:

          (a   the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

          (b   RMI may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date (i) in the event the Company or Shareholders has breached any representation, warranty, or covenant contained in this Agreement or the Passive Shareholder Agreement or
(ii) if the Closing shall not have occurred on or before December 5, 1998, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from RMI breaching any representation, warranty, or covenant contained in this Agreement). RMI's knowledge of the existence of a condition that would entitle RMI to so terminate this Agreement shall not be construed as a waiver of its rights to so terminate at any later date prior to the Closing Date.

          (c   Principal Shareholders and the Company may terminate this
Agreement by giving written notice to RMI at any time prior to the Closing Date (i) in the event RMI has breached any representation, warranty, or covenant contained in this Agreement or (ii) if the Closing shall not have occurred on or before December 5, 1998, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any Shareholder or the Company breaching any representation, warranty, or covenant contained in this Agreement or Shareholder's Certificate). A Principal Shareholder's or the Company's knowledge of the existence of a condition that would entitle Principal Shareholders or the Company to so terminate this Agreement shall not be construed as a waiver of their rights to so terminate at any later date prior to the Closing Date.

     IX.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach), except that the provisions contained in Sections 3.9, 4.25 and 5.4 and Subsection 6.2(d) above shall survive termination.

                                ARTICLE X
                              MISCELLANEOUS

     X.1  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.   Except as required by
law or regulation, neither Party shall issue any press release or make any public announcement of the transactions contemplated hereby without the prior written consent of the other Party.

     X.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     X.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein, including, but not limited to, the Shareholder's Certificates) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     X.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of RMI on the one hand and the Principal Shareholders and the Company on the other hand.

     X.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     X.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     X.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when received or two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to RMI:          Rocky Mountain Internet, Inc
                              Douglas H. Hanson, President, CEO and Chairman
                              1099 18th Street, 30th Floor
                              Denver, Colorado 80202
                              Facsimile:  (303) 672-0711

          Copy to:            Jacobs Chase Frick Kleinkopf & Kelley LLC
                              Matthew R. Perkins
                              1050 17th Street, Suite 1500
                              Denver, Colorado 80265
                              Facsimile:  (303) 685-4869

          If to the Company:  DataXchange Network, Inc.
                              611 Druid Road, Suite 702
                              Clearwater, Florida 33756
                              Facsimile:  (813) 449-1748

          Copy to:            Shumaker, Loop & Kendrick, LLP
                              Paul R. Lynch, Esq.
                              Gregory C. Yadley, Esq.
                              101 East Kennedy Boulevard, Suite 2800
                              Tampa, Florida 33602
                              Facsimile:   (813) 229-1660

          If to Principal     David S. Goldman
          Shareholders:       851 Indian Rock Road
                              Bellair, Florida  33576

               Copy to:       Shumaker, Loop & Kendrick, LLP
                              Paul R. Lynch, Esq.
                              Gregory C. Yadley, Esq.
                              101 East Kennedy Boulevard, Suite 2800
                              Tampa, Florida 33602
                              Facsimile (813) 229-1660

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     X.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     X.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, and signed by RMI, the Principal Shareholders and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     X.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     X.11 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring, any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.
The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     X.12 INCORPORATION OF EXHIBITS, APPENDICES AND SCHEDULES. The Exhibits, Appendices and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     X.13 SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                                * * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Reorganization and Liquidation as of the date first above written.

                                   ROCKY MOUNTAIN INTERNET, INC., a Delaware corporation

                                   By:
                                      ---------------------------------------
                                        Douglas H. Hanson, CEO, President,
                                          and Chairman of the Board

                                   DATAXCHANGE NETWORK, INC., a
                                   Florida corporation

                                   By:
                                      ---------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                         ------------------------------------


                                   PRINCIPAL SHAREHOLDERS:


                                   ------------------------------------------


                                   ------------------------------------------
                                   David S. Goldman and Lenor D. Goldman,
                                   as Tenancy by Entirety

                                   Digital Systems Corporation, a Maryland
                                   corporation

                                   By:
                                      ---------------------------------------
                                   Name:  Robert Laughlin
                                   Title:
                                         ------------------------------------


                                   ------------------------------------------
                                   Sylvan Corazzi


                                   ------------------------------------------
                                   Robert Laughlin